Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

July 16, 2025

Sammy Farah

Dear Sammy:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Turnstone Biologics Corp. (“Turnstone” or the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION. Your last day of work with the Company and your employment termination date will be July 31, 2025 (the “Separation Date”). Between now and the Separation Date, you must transition your job duties and perform other tasks as requested by the Company and continue to abide by your contractual and statutory obligations and the Company’s policies and procedures.

2. FINAL PAY. On or shortly after the Separation Date, the Company will pay you all accrued salary all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law, and you will receive these payments whether or not you sign this Agreement.

3. SEVERANCE BENEFITS. If you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”): then the Company will provide you with the following as your sole severance benefits (collectively, the “Severance Benefits”):

(a) Severance Payment. The Company will pay you, as severance the equivalent of 12 months of your base salary in effect as of the Separation Date (in the total amount of $618,700.00), subject to standard payroll deductions and withholdings (the “Severance Payment”). This amount will be paid in a lump sum via direct deposit (if you currently use direct deposit for receiving wages) or via check mailed to your last known address (if you do not currently use direct deposit) on the next scheduled Turnstone pay date after the later of (i) the Separation Date and (ii) the Effective Date (as defined below).

(b) Bonus Severance. You were eligible for a discretionary annual bonus for 2024, which you and the Company acknowledge you did not earn. As an additional Severance Benefit, the Company will pay you an additional severance amount of $68,057.00 (the “Bonus Severance”). The Bonus Severance will be paid to you, subject to applicable payroll deductions and withholdings, in a lump sum in the same manner and on the same date that the Company pays you the Severance Payment.

(c) Health Insurance and Additional Severance Benefit. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, the Company will pay you an additional payment in the gross amount of $33,264.60, which is intended to (but is not required to) be used toward payment of your future health care premiums, either through COBRA, if elected, or any other insurance that may be obtained by you (the “COBRA Equivalent Payment”). The COBRA Equivalent Payment will be paid, subject to standard payroll deductions and withholdings, in a lump sum payment in the same manner and on the same date that the Company pays you the Severance Payment.

(d) Additional Payment Eligibility. The Company is anticipating entering into a potential transaction, and as an additional benefit under this Agreement, you will be eligible to receive an additional cash payment in connection with and conditioned upon the successful closing of that transaction. In particular, in the event that the Company successfully closes the transaction or series of transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, by and among XOMA Royalty Corporation, the Company, and other parties, as determined by the Company (such transaction or series of transactions, the “Merger”), then you will receive a lump sum cash payment in the amount of $148,874.69, subject to applicable payroll deductions and withholdings (the “Additional Payment”). The Additional Payment is calculated based on a percentage of the discretionary annual bonus for 2025 that you were eligible to receive, but that you and the Company acknowledge you did not earn and will not have earned on or before the Separation Date. If earned, the Additional Payment will be paid to you in a lump sum within thirty (30) days after the closing date of the Merger.

(e) Outplacement Benefits. The Company will provide you with outplacement services of up to $5,000.00, through the firm of the Company’s choosing, to help you transition to a new employment opportunity commencing after the Effective Date (the “Outplacement Services”). The Outplacement Services benefit has no cash value and will be billed directly to the Company. If you wish to avail yourself of additional services with this or another outplacement provider, you may do so at your personal expense.

4. CONSULTING RELATIONSHIP. If you timely sign this Agreement and allow it to become effective, the Company will retain you as a consultant under the terms specified below.

(a) Consulting Period. You will serve as a consultant to the Company beginning on the Separation Date and ending on December 31, 2025 (the “Consulting Period”), unless terminated earlier pursuant to Section 4(i) or extended by mutual written agreement of you and the Company.

(b) Consulting Services. As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”). Among other things, the Consulting Services will consist of assisting the Company with potential transaction matters and other services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of ten (10) hours per week. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company.

(c) Consulting Fee. Provided that you (i) perform the Consulting Services to the Company’s satisfaction, and (ii) comply with your contractual obligations to the Company (including, without limitation, the obligations set forth in this Agreement), then the Company will pay you consulting fees equal to $500.00 per hour. You will be required to invoice the Company monthly (on or before the fifth day of the month) for the Consulting Services rendered during the previous calendar month, with such invoice detailing the services provided and hours of services performed, and the Company will pay you any undisputed consulting fees within thirty (30) days of receipt of such invoice.

(d) Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(e) Tax Treatment. The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to any compensation paid to you during the Consulting Period. You will be responsible for all taxes with respect to any such compensation, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with your failure to satisfy any tax obligations arising from any compensation provided to you by the Company during the Consulting Period.

(f) Protection of Information. During the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing Consulting Services for the Company. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing Consulting Services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing Consulting Services for the Company.

(g) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with the prior written consent of an authorized representative of the Company.

(h) Standards of Conduct. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree that you will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with your obligations under this Agreement, including with respect to your ability to perform the Consulting Services.

(i) Termination of Consulting Period. Either you or the Company may terminate the Consulting Period, at any time and for any reason, upon ten (10) days’ advance written notice to the other party. Upon termination of the Consulting Period by either party, the Company will have no further obligations to you except to pay you for Consulting Services rendered through the date of such termination.

(j) Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Advisory Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.

5. STOCK OPTIONS. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents.

6. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity awards. You further acknowledge and agree that the Severance Benefits offered herein satisfy fully and exceed any and all obligations the Company may have to provide you with any severance benefits in connection with your employment termination, whether under any offer letter, employment agreement, severance plan, or any other agreement, plan, policy or otherwise, and that any and all obligations to provide you with severance benefits under any such agreement, plan, policy or otherwise are hereby waived and extinguished.

7. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. RELEASE OF CLAIMS.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, XOMA Royalty Corporation, and their respective affiliated, related, parent and subsidiary entities, and each of their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, and the Age Discrimination in Employment Act (“ADEA”). You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You also hereby further acknowledge that the Company has provided you with the ADEA Disclosure Information (under Title 29 U.S. Code Section 626(f)(1)(H)), attached hereto as Exhibit A to this Agreement.

(d) Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9. RETURN OF COMPANY PROPERTY. You agree that, by the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, Company account and device login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement. After your return (if requested) or the Company’s remote wiping of the Company-issued laptop you used during your employment with the Company, as an additional benefit to you subject to your satisfaction of the Severance Preconditions, after the Separation Date you may retain your Company-provided laptop, provided that you assume the contracts for that equipment and all costs associated with its usage and maintenance, and if provided, such laptop will be provided on an “as is” basis and without any warranties or guarantees.

10. CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your signed Confidentiality of Information and Ownership of Proprietary Property Agreement with the Company.

11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

12. NON-DISPARAGEMENT. Except as permitted by the Protected Rights Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Notwithstanding the foregoing, you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Further, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

13. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

14. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16. REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. MISCELLANEOUS. This Agreement, including its exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Erica Golding
Erica Golding
Vice President, Human Resources

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Sammy Farah
Sammy Farah

17-Jul-2025
DATE